Certain identified information has been excluded from this exhibit because it is both not material and the type that the Registrant treats as private or confidential.
AMENDMENT TO THE
PROFESSIONALLY MANAGED PORTFOLIOS
FUND ACCOUNTING SERVICING AGREEMENT

    THIS AMENDMENT, dated as of October 1, 2025 (the “Effective Date”), to the Fund Accounting Servicing Agreement, dated as of June 22, 2006, as amended (the “Agreement”), is entered into by and between Professionally Managed Portfolios, a Massachusetts business trust (the “Trust”), on behalf of its separate series, the Osterweis Funds and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

    WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the series list in Exhibit J to remove the following funds:
•First American Government Obligations Fund Class A (Osterweis Service Org)
•Osterweis Short Duration Credit Fund
•Osterweis Sustainable Credit Fund
•Osterweis Total Return Fund

WHEREAS, the parties desire to amend the series list in Exhibit J to reflect the following name change:
•Osterweis Opportunity Fund (f/k/a Osterweis Emerging Opportunity Fund)

WHEREAS, the parties desire to amend the fees of the Osterweis Funds; and

WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by both parties.

    NOW, THEREFORE, the parties agree as follows:

1.As of the Effective Date, Exhibit J to the Agreement is hereby superseded and replaced with Exhibit J attached hereto and will be effective for three (3) years.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

    SIGNATURES ON NEXT PAGE

Osterweis

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the Effective Date.

PROFESSIONALLY MANAGED PORTFOLIOS

By: /s/ Jason F. Hadler
Name: Jason F. Hadler
Title:    President
Date:    November 21, 2025

U.S. BANCORP FUND SERVICES, LLC

By: /s/ Gregory Farley
Name: Greg Farley
Title: Senior Vice President
Date: November 24, 2025

Osterweis

Exhibit J to the PMP Fund Accounting Servicing Agreement

Name of Series
Osterweis Fund
Osterweis Strategic Income Fund
Osterweis Growth & Income Fund
Osterweis Opportunity Fund

Fund Administration, Fund Accounting & Portfolio Compliance Services Fee Schedule
Annual Fee Based Upon Average Net Assets for Complex*
NOTE: Assets in the First American Government Obligations Fund as a service org, if any, will not be included in the basis point charge on complex assets.
Basis points
bps on the first $ billion
bps on the next $ billion
bps on the next $billion
bps on the balance

No Minimum Annual Fee, but U.S. Bank reserves the ability to renegotiate these fees if complex assets fall below $ billion.

Note: Additional fee of $ for each additional class, blocker, Controlled Foreign Corporation (CFC), and/or sub-advisor. Additional fee of $10,000 for each intraday NAV calculation in excess of one strike per day. All schedules subject to change depending upon the use of unique security types requiring special pricing or accounting arrangements.
Services Included in Annual Fee Per Fund
■Advisor Information Source - On-line access to portfolio management and compliance information.
■Daily Performance Reporting - Daily pre and post-tax fund and/or sub-advisor performance reporting.
■Income Distribution Calculations and Payments (Limited to twelve)
■ Additional estimates to be negotiated ad-hoc
■Core Tax Services (M-1 book-to-tax adjustments at fiscal and excise year-end
■Prepare tax footnotes for fiscal year-end audit
■Prepare Form 1120-RIC federal income tax return and relevant schedules
■Prepare Form 8613 and relevant schedules, Prepare Form 1099-MISC
■Prepare Annual TDF FBAR filing
■Prepare state returns (Limited to two) and Capital Gain Dividend Estimates (Limited to two).)
Annual Trust Chief Compliance Officer Services (Subject to Board Approval)
•$ for the first fund
•$ for each additional fund 2-5

Osterweis

•$ for each fund over 5 funds
•$ per sub-adviser per fund (capped at $ per sub-adviser over the fund complex)
•$ per external distributor
•For more than one fund, fees will be aggregated and allocated equally
Regulatory Administration Services
Services in support of fund legal counsel. Fund legal counsel fees are not included.
Initial Registration Services
•Regulatory Administration Services - $ /fund or as negotiated
Fund startup and registration service fees are billed 50% following the selection of Fund Services and 50% 75 days after the preliminary registration statement is filed with the SEC.
Annual Regulatory Administration Services - WAIVED
•$ for the first three active or inactive funds in the same statutory prospectus
•$ for each additional active or inactive fund in the same statutory prospectus
Additional Regulatory Administration Services
•Other projects are negotiated upon specific requirements, including proxies, exemptive applications, and expedited filings
Additional Services
Fund Administration and Fund Accounting Services
Data Services
Pricing and Security Setup Services
For daily pricing, setup, and maintenance of each security (estimated 252 pricing days annually)
•$ – Listed Equity Instruments and rates including but not limited to: Domestic Equities, Options, ADRs, Foreign Equities, Futures, Forwards, Currency Rates, Total Return Swaps
•$ – Lower Tier Cost Fixed Income Instruments including but not limited to: Domestic Corporate and Governments Agency Bonds, Mortgage Backed Securities, and Municipal Bonds
•$ – Higher Tier Cost Fixed Income Instruments including but not limited to: CMO and Asset Backed Securities; Money Market Instruments; Foreign Bonds; and High Yield Bonds
•$ - Bank Loans
•Derivative Instruments are generally charged at the following rates:
–$ – Interest Rate Swaps, Foreign Currency Swaps
–$ – Swaptions
–$ – Credit Default Swaps
•$ Intraday money market funds pricing, up to 3 times per day
•$ per manual Security Pricing per Month (>25 per day)

Osterweis

Note: Prices are based on using Fund Services’ primary service provider which may vary by security type and are subject to change. Prices do not include set-up fees which may be charged on certain derivative instruments such as swaps. Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security types, such as CLOs, CDOs and complex derivative instruments, which may result in additional fees. All schedules are subject to change depending upon the use of unique security type requiring special pricing or accounting arrangements.
Corporate Action and Factor Services (security paydown & prepayment time series)
•$ per Foreign Equity Security per Month for Corporate Action Services - WAIVED
•$ per Domestic Equity Security per Month for Corporate Action Services - WAIVED
•$ per CMO and Asset Backed Security per Month
•$ per Mortgage Backed Security per Month for Factor Services
Third Party Administrative Data Charges (descriptive data for analytics, reporting and compliance)
•$ per security per month for fund administrative data (based upon U.S. Bancorp standard data services and are subject to change)
Index Service Fees - WAIVED
•$ per month per fund: Tier 0 for maintenance of data for performance calculations where the client is supplying the Index data
•$ per month per fund: Tier 1 including but not limited to: ICE Indexes, Morningstar, Bloomberg, S&P, Dow Jones, CBOE, and HFR Indexes
•$ per month per fund: Tier 2 including but not limited to: MSCI Indexes, FTSE Russell
•$ per month per fund: Tier 3 including but not limited to: Wilshire Indexes, Lipper JPM
•$ per month per fund additional fee for creation of a blended index, in addition to Tier index fees.

Note: Rates are based upon rates charged by the index provider and are subject to change. S&P Global and Dow Jones are their standard packages only, specialized packages from all index providers will result in a higher fee. Use of other, custom, and blended indexes may result in additional fees. Index providers may require a direct contract in addition to the above service contract, which may result in additional fees payable to the index provider.

All Data Service charges are subject to change based on cost increases from underlying data providers.
Regulatory Filing Requirements
•Form N-PORT – $ per year, per Fund
•Form N-CEN – $ per year, per Fund
•Tailored Shareholder Reporting - $ per year, per fund (first class), $ per year for each additional class
Optional Daily Post-Trade Compliance Reporting Services

Osterweis

•$ for the first fund per fund complex
•$ for each additional fund
SEC Derivatives Rule 18f-4 Confluence Technologies Offering

Offering	Price per Fund per Month*
Limited Derivatives User	$
Full Derivatives User (no OTC derivatives)	$
Full Derivative User (with 1-5 OTC derivatives)	$
Full Derivative User (with 5 or more OTC derivatives)	$
Closed Fund Data Maintenance Fee	$
*Additional fees may apply from index providers
Section 15(c) Reporting
•$2,000 per fund per standard reporting package for annual 15(c) meeting*
•Expense reporting package: 2 peer comparison reports (adviser fee) and (net expense ratio w classes on one report) OR Full 15(c) report
•Performance reporting package: Peer Comparison Report
•Additional 15c reporting is subject to additional charges
•Data source – Morningstar; other data sources may incur additional charges by a third-party source. The creation of the reporting package involving other data sources is to be created by the third-party source and client.
Rule 2a-5 Supplemental Services:

Percentage of individual Level 2 instruments held by a Fund	Monthly Fee for Such Fund
5% or less	$
More than 5% but less than 25%	$
25% or more	$

Note: The availability of the Rule 2a-5 Supplemental Services and the associated fees are subject to Fund Services’ ability to obtain comparison prices from its chosen comparison third-party pricing sources at reasonable cost. The reports provided as part of the Rule 2a-5 Supplemental Services may, in Fund Services’ sole discretion, exclude information for instruments for which an alternative comparison price is unavailable or difficult or costly to obtain. In addition, the reports provided may cease to include instruments that were previously included if alternative prices are no longer available from third-party sources or if the fees for such alternative prices rise.
Digital Board Material Services:
Comprehensive Digital Services

Osterweis

Description	Annual Price[1] (USD)
Base Fee	$
Per User Fee[2]	$
Per Separate Committee[3] Fee	$
2 Per user fee applies to all users.

3 A committee consists of a separate space on Diligent’s board portal that can be used to host and organize materials outside of the main board meeting, such as audit committees, governance committees, and executive committees.

Light Digital Offering

Description	Annual Price[1] (USD)
Base Fee	$
Administrative Services – C-Corporations
•1940 Act C-Corp – U.S. Bank Fee Schedule plus $
•1933 Act C-Corp – U.S. Bank Fee Schedule plus $
Transfer In-Kind Services
•Secondary Books for Cost Basis Tracking – $ per sub-account per year
ESG Compliance Reporting Services
•Monthly Investor Transparency Reporting $ per year per fund.
Fund Services will provide a portfolio level ESG risk rating – across several criteria – to either the investment manager or the underlying investors as needed monthly. The ESG risk rating will be derived from leading market vendor data received in respect of those equity or equity derived portfolio investments where the corresponding risk data can be sourced. The risk rating will be assigned at a portfolio level based on its month end holdings and will be expressed as either a percentage of Net Asset Value or as a percentage of total portfolio holdings.

Osterweis

Tax Reporting – C-Corporations
Federal Tax Returns
•Prepare corporate Book to tax calculation, average cost analysis and cost basis role forwards, and federal income tax returns for investment fund (Federal returns & 1099 Breakout Analysis) – $
•Prepare Federal and State extensions (If Applicable) – Included in the return fees
•Prepare provision estimates – $ Per estimate
State Tax Returns
•Prepare state income tax returns for funds and blocker entities – $ per state return
•Sign state income tax returns – $ per state return
•Assist in filing state income tax returns – Included with preparation of returns
•State tax notice consultative support and resolution – $ per fund
Tax Reporting – Controlled Foreign Corporations (CFCs)
Prepare book-to-tax adjustments & Form 5471– $ per year
Optional Tax Services
•Additional Capital Gain Dividend Estimates – (First two included in core services) – $ per additional estimate
•State tax returns - (First two included in core services) – $ per additional return
Additional Fees and Expenses
Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:
•Mailing, sorting and postage
•Stationary
•Specialized programming
•Special/customized reports
•Third-party data provider costs
•Wash sales reporting
•Tax e-filing charges
•PFIC monitoring
•Conversion expenses (if necessary)
•Federal and state regulatory filing fees
•Travel expenses
•Third party auditing and legal expenses
•EDGAR/iXBRL filing (may be charged by third-party or U.S Bank)
•Fair value services
•Liquidity classification reporting

Osterweis

•SWIFT processing
•Manually processed trade files
•Telephone toll-free lines
•Service/data conversion, based on services performed
•AML verification services, unless otherwise waived
•Record retention
•Lost shareholder search
•Unclaimed property reporting (data analysis, due diligence mailings and filings)
•Fed wire charges
•NSCC activity charges
•DST charges
•Shareholder/dealer print out (daily confirms, investor statements, tax, check printing and writing and commissions)
•Voice response (VRU) maintenance and development
•Data communication and implementation charges
•Omnibus conversions
•FATCA and other compliance mailings
•Electronic document archiving
•Expenses incurred in the safekeeping, delivery and receipt of securities
•Shipping
•Transfer fees
•Deposit withdrawals at custodian (DWAC) fees
•SWIFT charges
•Negative interest charges
•Extraordinary expenses based upon complexity

Additional Services
Additional services not listed above shall be provided if and when mutually agreed upon for the fees mutually agreed upon at the time of the service being added. In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided.

Osterweis

Advisor’s signature below acknowledges approval of fee schedule on this Exhibit J

Osterweis Capital Management, Inc.

By: /s/ Catherine C. Halberstadt
Name: Catherine C. Halberstadt
Title: Co-President & Co-CEO
Date: November 17, 2025

Osterweis Capital Management, LLC

By: /s/ Catherine C. Halberstadt
Name: Catherine C. Halberstadt
Title: Co-President & Co-CEO
Date: November 17, 2025

Osterweis